Exhibit 99.1

FICO Announces Pricing of $350 Million in Senior Notes

SAN JOSE, CA – December 3, 2019 – Fair Isaac Corporation (NYSE:FICO) announced today that it priced $350 million in aggregate principal amount of its 4.000% Senior Notes due 2028 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were priced to investors at 100.000% of their principal amount and are senior unsecured obligations of FICO.

FICO intends to use the net proceeds from the offering of the Notes to repay certain indebtedness outstanding under its existing unsecured revolving credit facility and any excess thereof for general corporate purposes.

FICO expects to close on the sale of the Notes on December 6, 2019, subject to customary closing conditions.

The Notes are being sold to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to, and in accordance with, Rule 135(c) under the Securities Act.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks related to the offering of the Notes, the success of the Company’s Decision Management strategy and reengineering plan, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2019. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

Contacts:

FICO Media:	FICO Investors/Analysts:
Greg Jawski Porter Novelli for FICO +1 212-601-8248 greg.jawski@porternovelli.com	Steven Weber FICO +1 800-213-5542 investor@fico.com